Exhibit 99.1

Investor Relations

News from Aon

Aon Reports Second Quarter 2012 Results

- Total revenue was $2.8 billion with organic revenue growth of 4% -

- EPS from continuing operations was $0.73 -

Second Quarter Summary

•                  EPS from continuing operations, adjusted for certain items, was $1.02

•                  Risk Solutions revenue decreased 1% to $1.9 billion with organic revenue growth of 4%

•                  Risk Solutions operating margin was 20.2% and the operating margin, adjusted for certain items, increased 80 basis points to 21.9%

•                  HR Solutions revenue increased 3% to $931 million with organic revenue growth of 4%

•                  HR Solutions operating margin was 6.2% and the operating margin, adjusted for certain items, decreased 440 basis points to 15.4%

•                  Repurchased 5.3 million Class A ordinary shares for approximately $250 million

•                  On April 2, 2012, the Company completed its change in corporate domicile of the parent company of the Aon group of companies from Delaware to the U.K.

•                  On April 19, 2012, the Company announced the authorization of a $5 billion share repurchase program and a 5% increase to the annual cash dividend

CHICAGO, IL — July 27, 2012 - Aon plc (NYSE: AON) today reported results for the three months ended June 30, 2012.

Net income attributable to Aon shareholders decreased 5% to $246 million, or $0.73 per share, compared to $258 million, or $0.75 per share for the prior year quarter.  Net income attributable to Aon shareholders from continuing operations was $247 million, or $0.73 per share, compared to $256 million, or $0.75 per share, for the prior year quarter.  Net income per share attributable to Aon shareholders from continuing operations, adjusted for certain items, was $1.02, compared to $1.03 in the prior year quarter.  Certain items that impacted second quarter results and comparisons with the prior year quarter are detailed in the “Reconciliation of Non-GAAP Measures - Operating Income and Diluted Earnings per Share” on page 12 of this press release.

“Our second quarter results reflect improved organic revenue growth across all of our major businesses as we make significant investments to further strengthen our client-serving capabilities,” said Greg Case, president and chief executive officer.  “While macro conditions remain fragile globally, we continue to anticipate improved performance in the second half of the year, our underlying performance is on track with our long-term targets and we have completed significant steps to position the firm for long-term growth, strong free cash flow generation and increased financial flexibility as highlighted by the repurchase of $250 million of ordinary shares in the quarter.”

SECOND QUARTER FINANCIAL SUMMARY

Total revenue was flat to the prior year quarter at $2.8 billion driven by a 4% increase in organic revenue and a 1% increase in commissions and fees resulting from acquisitions, net of divestitures, offset by a 4% decrease from unfavorable foreign currency translation and a 33% decline in investment income.

Total operating expenses increased 2%, or $56 million, to $2.4 billion due primarily to a 4% increase in organic revenue, incremental investments in key talent and capabilities, $14 million of headquarter relocation costs and a $13 million increase in intangible asset amortization expense, partially offset by a $93 million favorable impact from foreign currency translation and a $16 million decline in lease termination costs.

Depreciation expense decreased 2%, or $1 million, to $57 million compared to the prior year quarter.

Intangible asset amortization expense increased 14%, or $13 million, to $104 million compared to the prior year quarter due primarily to a $16 million increase relating to assets associated with the merger with Hewitt.

Restructuring expenses were $13 million compared to $14 million in the prior year quarter.  In the second quarter, the Company incurred $11 million of costs in the HR Solutions segment and $2 million of costs in the Risk Solutions segment related to the Aon Hewitt restructuring program.  The Company has closed and completed all restructuring activities and incurred 100% of the total costs for the Aon Benfield restructuring program.  An analysis of restructuring-related costs by type and segment are detailed on page 13 of this release.

Restructuring savings in the second quarter related to the Aon Hewitt restructuring program are estimated at $57 million compared to $34 million in the prior year quarter.  Of the estimated savings in the second quarter, approximately $10 million were related to the Risk Solutions segment compared to $2 million in the prior year quarter.  The Company expects to deliver cumulative expense savings of $355 million in 2013 related to the Aon Hewitt restructuring program, including $280 million related to the restructuring program and $75 million in additional synergy savings from areas such as information technology, procurement and public company costs.

Associated with the transfer of the Health and Benefits business effective January 1, 2012, approximately $46 million of the estimated savings under the Aon Hewitt restructuring program will be achieved in Risk Solutions.  As of the second quarter, an estimated $26 million of cumulative savings have been achieved in Risk Solutions.

Restructuring savings in the second quarter related to the Aon Benfield restructuring program are estimated at $36 million compared to $30 million in the prior year quarter.  Before any potential reinvestment of savings, the Aon Benfield restructuring program is expected to deliver cumulative expense savings of $146 million in 2012 related to the Risk Solutions segment.

Foreign currency exchange rates in the second quarter had a $0.03 per share, or $13 million pretax ($13 million in Risk Solutions, $2 million in HR Solutions, -$2 million in unallocated expenses), unfavorable impact on adjusted net income from continuing operations if the Company were to translate prior year quarter results at current quarter foreign exchange rates.

Effective tax rate on net income from continuing operations increased to 27.5% in the second quarter compared to 24.7% in the prior year quarter.  The effective tax rate in the second quarter of 2011 was favorably impacted by the resolution of an income tax audit and certain deferred tax adjustments.  The Company anticipates an effective tax rate on net income from continuing operations of approximately 28.0% in 2012.

Average diluted shares outstanding decreased to 335.6 million in the second quarter compared to 342.7 million in the prior year quarter. The Company repurchased 5.3 million Class A ordinary shares for approximately $250 million in the second quarter.  As part of the change in corporate domicile, Aon plc’s Board of Directors authorized a $5 billion share repurchase program on April 19, 2012 that replaced the previous share repurchase program authorized by Aon Corporation’s Board of Directors in January 2010.  The Company has $4.7 billion of remaining authorization.

SECOND QUARTER SEGMENT REVIEW

Certain noteworthy items impacted operating income and operating margins in the second quarter of 2012 and 2011.  The second quarter segment reviews provided below include supplemental information related to organic revenue, adjusted operating income and operating margin, which is described in detail on the “Reconciliation of Non-GAAP Measures - Organic Revenue” on page 11 and “Reconciliation of Non-GAAP Measures - Operating Income and Diluted Earnings per Share” on page 12 of this press release.

RISK SOLUTIONS

					Less:
(millions)	Three Months Ended			Less:	Acquisitions,
Commissions,	June 30,	June 30,	%	Currency	Divestitures,	Organic
Fees and Other	2012	2011	Change	Impact	Other	Revenue
Retail	$1,511	$1,533	(1)%	(5)%	—%	4%
Reinsurance	380	367	4	(3)	—	7
Subtotal	$1,891	$1,900	—%	(4)%	—%	4%
Investment Income	8	12	(33)
Total Revenue	$1,899	$1,912	(1)%

Risk Solutions total revenue decreased 1% to $1.9 billion compared to the prior year quarter due to 4% organic growth in commissions and fees offset by a 4% unfavorable impact from foreign currency and a 33% decline in investment income.

Retail Brokerage organic revenue increased 4% reflecting revenue growth in both the Americas and International businesses.  Americas organic revenue increased 4% primarily as a result of strong management of the renewal book portfolio across U.S. Retail and Affinity and strong new business growth in Latin America.  International organic revenue increased 3% driven by strong growth across Asia, New Zealand and emerging markets, and sustained management of the renewal book portfolio across continental Europe, despite continued macro-economic pressures.  Reinsurance organic revenue increased 7% due primarily to strong new business growth in treaty placements globally, both recurring and non-recurring, and a favorable impact related to pricing in the near-term from property catastrophe exposed regions.

	Three Months Ended
	June 30,	June 30,	%
(millions)	2012	2011	Change
Revenue	$1,899	$1,912	(1)%
Expenses
Compensation and benefits	1,051	1,058	(1)
Other expenses	464	476	(3)
Total operating expenses	1,515	1,534	(1)%

Operating income	$384	$378	2%
Operating margin	20.2%	19.8%

Operating income - adjusted	$416	$404	3%
Operating margin - adjusted	21.9%	21.1%

Compensation and benefits for the second quarter decreased 1%, or $7 million, compared to the prior year quarter due primarily to a $46 million favorable impact from foreign currency translation and benefits related to the formal restructuring programs, partially offset by 4% organic revenue growth and investments in key talent.

Other expenses for the second quarter decreased 3%, or $12 million, primarily due to a $27 million favorable impact from foreign currency translation and a $16 million decline in lease termination costs, partially offset by 4% organic revenue growth, $8 million of restructuring costs and incremental investments in GRIP related services.

Second quarter operating income increased 2% to $384 million.  Adjusting for certain items detailed on page 12 of this press release, operating income increased 3%, or $12 million, compared to the prior year quarter, and operating margin increased 80 basis points to 21.9% due primarily to organic revenue growth, an 80 basis point favorable benefit from lower lease termination costs and savings related to the restructuring programs, partially offset by significant investments in GRIP related services and key talent across Asia and Latin America.

HR SOLUTIONS

(millions)	Three Months Ended			Less:	Less: Acquisitions,
Commissions,	June 30,	June 30,	%	Currency	Divestitures,	Organic
Fees and Other	2012	2011	Change	Impact	Other	Revenue
Consulting Services	$366	$367	—%	(3)%	—%	3%
Outsourcing	570	545	5	(2)	1	6
Intersegment	(5)	(6)	N/A	N/A	N/A	N/A
Subtotal	$931	$906	3%	(2)%	1%	4%
Investment Income	—	—	N/A
Total Revenue	$931	$906	3%

HR Solutions total revenue increased 3% to $931 million compared to the prior year quarter due to 4% organic growth in commissions and fees and a 1% favorable impact from acquisitions, net of divestitures, partially offset by a 2% unfavorable impact from foreign currency.

Organic revenue in Consulting Services increased 3% driven primarily by strong growth in compensation consulting, investment consulting and growth across businesses in Asia for talent and reward solutions, partially offset by a decline in discretionary demand in retirement consulting in Europe.  Organic revenue in Outsourcing increased 6% due primarily to new client wins and demand for discretionary services in HR business process outsourcing, partially offset by anticipated price compression and a decline in project-related revenue.

	Three Months Ended
	June 30,	June 30,	%
(millions)	2012	2011	Change
Revenue	$931	$906	3%
Expenses
Compensation and benefits	565	531	6
Other expenses	308	280	10
Total operating expenses	873	811	8%

Operating income	$58	$95	(39)%
Operating margin	6.2%	10.5%

Operating income - adjusted	$143	$179	(20)%
Operating margin - adjusted	15.4%	19.8%

Compensation and benefits increased 6%, or $34 million, compared to the prior year quarter due primarily to 4% organic revenue growth, investments in key talent and $9 million of deferred costs related to new client implementations, primarily offset by a $13 million favorable impact from foreign currency translation, benefits related to the Aon Hewitt restructuring program and a $7 million decline in restructuring costs.

Other expenses increased 10%, or $28 million, from the prior year quarter due primarily to a $16 million increase in intangible asset amortization expense, 4% organic revenue growth and investments in the business, partially offset by a $7 million favorable impact from foreign currency translation and a $5 million decline in Hewitt related costs.

Second quarter operating income decreased 39% to $58 million.  Adjusting for certain items detailed on page 12 of this press release, operating income decreased 20%, or $36 million, to $143 million, and operating margin decreased 440 basis points to 15.4% versus the prior year quarter due primarily to a $23 million, or 250 basis point, unfavorable impact for investment spend in new growth opportunities, primarily in healthcare exchanges and HR business process outsourcing, an unfavorable revenue mix shift, and a $9 million increase in deferred costs, partially offset by benefits related to the Aon Hewitt restructuring program.

INCOME FROM CONTINUING OPERATIONS

	Three Months Ended
	June 30,	June 30,	%
(millions)	2012	2011	Change
Risk Solutions	$384	$378	2%
HR Solutions	58	95	(39)
Unallocated expenses	(48)	(33)	45
Operating income from continuing operations before tax	$394	$440	(10)%
Interest income	2	4	(50)
Interest expense	(57)	(63)	(10)
Other income (expense)	12	(29)	141
Income from continuing operations before tax	$351	$352	—%

Unallocated expenses increased $15 million to $48 million including $14 million of costs related to the relocation of the Company’s headquarters.  Interest income decreased $2 million to $2 million due to lower average interest rates and lower average cash balances.  Interest expense decreased $6 million to $57 million due primarily to a decline in the average rate on total debt outstanding.  Other income (expense) of $12 million primarily includes an $18 million gain due to the favorable impact of exchange rates on remeasurement of assets and liabilities in non-functional currencies, partially offset by $8 million of losses on certain Company owned life insurance plans and other long-term investments.  The prior year quarter primarily included a non-cash charge of $19 million related to the accelerated amortization of deferred financing costs and a $13 million loss related to the Company’s ownership in certain insurance investment funds, partially offset by $9 million of distributions received from certain private equity securities.

Conference Call, Presentation Slides and Webcast Details

The Company will host a conference call on Friday, July 27, 2012 at 7:30 a.m. central time.  Interested parties can listen to the conference call via a live audio webcast and view the presentation slides at www.aon.com.

About Aon

Aon plc (NYSE: AON) is the leading global provider of risk management, insurance and reinsurance brokerage, and human resources solutions and outsourcing services. Through its more than 61,000 colleagues worldwide, Aon unites to empower results for clients in over 120 countries via innovative and effective risk and people solutions and through industry-leading global resources and technical expertise. Aon has been named repeatedly as the world’s best broker, best insurance intermediary, reinsurance intermediary, captives manager and best employee benefits consulting firm by multiple industry sources. Visit www.aon.com for more information on Aon and www.aon.com/manchesterunited to learn about Aon’s global partnership and shirt sponsorship with Manchester United.

Safe Harbor Statement

This communication contains certain statements related to future results, or states our intentions, beliefs and expectations or predictions for the future which are forward-looking statements as that term is defined in the Private Securities Litigation Reform Act of 1995. These forward-looking statements are subject to certain risks and uncertainties that could cause actual results to differ materially from either historical or anticipated results depending on a variety of factors. Potential factors that could impact results include:  general economic conditions in different countries in which Aon does business around the world, including conditions is the European Union relating to sovereign debt and the continued viability of the Euro; changes in the competitive environment; changes in global equity and fixed income markets that could affect the return on invested assets; changes in the funding status of Aon’s various defined benefit pension plans and the impact of any increased pension funding resulting from those changes; rating agency actions that could affect Aon’s ability to borrow funds; fluctuations in exchange and interest rates that could influence revenue and expense; the impact of class actions and individual lawsuits including client class actions, securities class actions, derivative actions and ERISA class actions; the impact of any investigations brought by regulatory authorities in the U.S., U.K. and other countries; the cost of resolution of other contingent liabilities and loss contingencies, including potential liabilities arising from error and omissions claims against Aon; the failure to retain and attract qualified personnel; the impact of, and potential challenges in complying with, legislation and regulation in the jurisdictions in which Aon operates, particularly given the global scope of Aon’s businesses and the possibility of conflicting regulatory requirements across jurisdictions in which Aon does business; the effect of the change in global headquarters and jurisdiction of incorporation, including the reaction of clients, employees and other constituents, compliance with U.K. regulatory regimes or the failure to realize some of the anticipated benefits; the extent to which Aon retains existing clients and attracts new businesses and Aon’s ability to incentivize and retain key employees; the extent to which Aon manages certain risks created in connection with the various services, including fiduciary and advisory services, among others, that Aon currently provides, or will provide in the future, to clients; the possibility that the expected efficiencies and cost savings from the merger with Hewitt Associates Inc. (“Hewitt”) will not be realized, or will not be realized within the expected time period; the risk that the Aon and Hewitt businesses will not be integrated successfully; Aon’s ability to implement restructuring initiatives and other initiatives intended to yield cost savings, and the ability to achieve those cost savings; the potential of a system or network disruption resulting in operational interruption or improper disclosure of personal data; changes in commercial property and casualty markets and commercial premium rates that could impact revenues; any inquiries relating to compliance with the U.S. Foreign Corrupt Practices Act and non-U.S. anti-corruption laws and with U.S. and non-U.S. trade sanctions regimes; and changes in costs or assumptions associated with Aon’s HR Solutions outsourcing and consulting engagements that affect the profitability of these engagements. Further information concerning Aon and its business, including factors that potentially could materially affect Aon’s financial results, is contained in Aon’s filings with the SEC. See Aon’s Annual Report on Form 10-K and Annual Report to Shareholders for the fiscal year ended December 31, 2011 and our Quarterly Report on Form 10-Q for the three months ended March 31, 2012 and other public filings with the SEC for a further discussion of these and other risks and uncertainties applicable to our businesses. Aon does not undertake, and expressly disclaims, any duty to update any forward-looking statement whether as a result of new information, future events or changes in their respective expectations, except as required by law.

Explanation of Non-GAAP Measures

This communication includes supplemental information related to organic revenue and several additional measures including expenses, margins and income per share, that exclude the effects of restructuring charges, transaction and integration costs and certain other noteworthy items that affected results for the comparable periods.  Organic revenue excludes from reported revenues the impact of foreign exchange, acquisitions, divestitures, transfers between business units, reimbursable expenses and unusual items.  The impact of foreign exchange is determined by translating last year’s revenue, expense or net income at this year’s foreign exchange rates.  Reconciliations are provided in the attached schedules.  Supplemental organic revenue information and additional measures that exclude the effects of the restructuring charges and certain other items do not affect net income or any other GAAP reported amounts.  Management believes that these measures are important to make meaningful period-to-period comparisons and that this supplemental information is helpful to investors.  They should be viewed in addition to, not in lieu of, the Company’s Consolidated Financial Statements.  Industry peers provide similar supplemental information regarding their performance, although they may not make identical adjustments.

#

Investor Contact:	Media Contact:
Scott Malchow	David Prosperi
Vice President, Investor Relations	Vice President, Global Public Relations
312-381-3983	312-381-2485

Aon plc

Condensed Consolidated Statements of Income (Unaudited)

	Three Months Ended			Six Months Ended
(millions, except per share data)	June 30, 2012	June 30, 2011	Percent Change	June 30, 2012	June 30, 2011	Percent Change
Revenue
Commissions, fees and other	$2,813	$2,799	1%	$5,642	$5,547	2%
Fiduciary investment income	8	12	(33)	20	23	(13)
Total revenue	2,821	2,811	—	5,662	5,570	2

Expenses
Compensation and benefits	1,639	1,612	2	3,300	3,209	3
Other general expenses (1)	788	759	4	1,566	1,523	3
Total operating expenses	2,427	2,371	2	4,866	4,732	3
Operating income	394	440	(10)	796	838	(5)

Interest income	2	4	(50)	5	10	(50)
Interest expense	(57)	(63)	(10)	(116)	(126)	(8)
Other income (expense) (1)	12	(29)	141	12	(14)	186
Income from continuing operations before income taxes	351	352	—	697	708	(2)
Income taxes (2)	96	87	10	193	190	2
Income from continuing operations	255	265	(4)	504	518	(3)

(Loss) income from discontinued operations before income taxes	(1)	1	(200)	(1)	5	(120)
Income taxes (3)	—	(1)	100	—	1	(100)
(Loss) income from discontinued operations	(1)	2	(150)	(1)	4	(125)

Net income	254	267	(5)	503	522	(4)
Less: Net income attributable to the noncontrolling interests	8	9	(11)	19	18	6
Net income attributable to Aon shareholders	$246	$258	(5)%	$484	$504	(4)%

Net income (loss) attributable to Aon shareholders:
Income from continuing operations	$247	$256	(4)%	$485	$500	(3)%
(Loss) income from discontinued operations	(1)	2	(150)	(1)	4	(125)
Net income	$246	$258	(5)%	$484	$504	(4)%
Basic net income per share attributable to Aon shareholders:
Income from continuing operations	$0.74	$0.76	(3)%	$1.46	$1.48	(1)%
Income from discontinued operations	—	—	—	—	0.01	(100)
Net income	$0.74	$0.76	(3)%	$1.46	$1.49	(2)%

Diluted net income per share attributable to Aon shareholders:
Income from continuing operations	$0.73	$0.75	(3)%	$1.44	$1.45	(1)%
Income from discontinued operations	—	—	—	—	0.01	(100)
Net income	$0.73	$0.75	(3)%	$1.44	$1.46	(1)%

Weighted average ordinary shares outstanding - diluted	335.6	342.7	(2)%	336.1	344.0	(2)%

(1)          Beginning in 2012, amounts related to gains and losses on foreign currency transactions have been included in Other income (expense). These amounts in prior periods, which were historically included in Other general expenses, have been reclassified to conform with the current presentation. The amounts reclassified in the three and six months ended June 30, 2011 were $6 million and $8 million, respectively, of expense from Other general expenses to Other income (expense).

(2)          Tax rate for continuing operations is 27.5% and 24.7% for the three months ended June 30, 2012 and 2011, respectively, and 27.8% and 26.8% for the six months ended June 30, 2012 and 2011, respectively.

(3)          Tax rate for discontinued operations is not meaningful for the three months ended June 30, 2012 and 2011, respectively, and the six months ended June 30, 2012, and is 23.2% for the six months ended June 30, 2011.

Aon plc

Revenue from Continuing Operations (Unaudited)

	Three Months Ended				Six Months Ended
(millions)	June 30, 2012	June 30, 2011	Percent Change	Organic Revenue (1)	June 30, 2012	June 30, 2011	Percent Change	Organic Revenue (1)
Commissions, Fees and Other
Risk Solutions	$1,891	$1,900	—%	4%	$3,784	$3,740	1%	4%
HR Solutions	931	906	3	4	1,876	1,821	3	4
Total Operating Segments	$2,822	$2,806	1%	4%	$5,660	$5,561	2%	4%

Fiduciary Investment Income
Risk Solutions	$8	$12	(33)%		$20	$23	(13)%
HR Solutions	—	—	N/A		—	—	N/A
Total Operating Segments	$8	$12	(33)%		$20	$23	(13)%

Total Revenue
Risk Solutions	$1,899	$1,912	(1)%		$3,804	$3,763	1%
HR Solutions	931	906	3		1,876	1,821	3
Intersegment	(9)	(7)	(29)		(18)	(14)	(29)
Total	$2,821	$2,811	—%		$5,662	$5,570	2%

(1)          Organic revenue excludes the impact of foreign exchange, acquisitions, divestitures, transfers, reimbursable expenses and unusual items. Change in organic revenue, a non-GAAP measure, is reconciled to the corresponding U.S. GAAP percent change in revenue on page 11 of this release.

Aon plc

Segments (Unaudited)

Risk Solutions

	Three Months Ended			Six Months Ended
(millions)	June 30, 2012	June 30, 2011	Percent Change	June 30, 2012	June 30, 2011	Percent Change
Revenue
Commissions, fees and other	$1,891	$1,900	—%	$3,784	$3,740	1%
Fiduciary investment income	8	12	(33)	20	23	(13)
Total revenue	1,899	1,912	(1)	3,804	3,763	1

Expenses
Compensation and benefits	1,051	1,058	(1)	2,122	2,069	3
Other general expenses	464	476	(3)	932	969	(4)
Total operating expenses	1,515	1,534	(1)	3,054	3,038	1

Operating income	$384	$378	2%	$750	$725	3%

Operating margin	20.2%	19.8%		19.7%	19.3%

HR Solutions

	Three Months Ended			Six Months Ended
(millions)	June 30, 2012	June 30, 2011	Percent Change	June 30, 2012	June 30, 2011	Percent Change
Revenue
Commissions, fees and other	$931	$906	3%	$1,876	$1,821	3%
Fiduciary investment income	—	—	N/A	—	—	N/A
Total revenue	931	906	3	1,876	1,821	3

Expenses
Compensation and benefits	565	531	6	1,134	1,094	4
Other general expenses	308	280	10	611	549	11
Total operating expenses	873	811	8	1,745	1,643	6

Operating income	$58	$95	(39)%	$131	$178	(26)%

Operating margin	6.2%	10.5%		7.0%	9.8%

Total Operating Income (Loss)

	Three Months Ended			Six Months Ended
(millions)	June 30, 2012	June 30, 2011	Percent Change	June 30, 2012	June 30, 2011	Percent Change
Risk Solutions	$384	$378	2%	$750	$725	3%
HR Solutions	58	95	(39)	131	178	(26)
Unallocated	(48)	(33)	45	(85)	(65)	31
Total operating income	$394	$440	(10)%	$796	$838	(5)%

Total operating margin	14.0%	15.7%		14.1%	15.0%

Aon plc

Reconciliation of Non-GAAP Measures - Organic Revenue (Unaudited)

	Three Months Ended
(millions)	June 30, 2012	June 30, 2011	Percent Change	Less: Currency Impact (1)	Less: Acquisitions, Divestitures & Other	Organic Revenue (2)
Commissions, Fees and Other
Risk Solutions Segment:
Retail brokerage
Americas	$794	$785	1%	(3)%	—%	4%
International	717	748	(4)	(7)	—	3
Total Retail brokerage	1,511	1,533	(1)	(5)	—	4
Reinsurance brokerage	380	367	4	(3)	—	7
Total Risk Solutions	1,891	1,900	—	(4)	—	4
HR Solutions Segment:
Consulting services	366	367	—	(3)	—	3
Outsourcing	570	545	5	(2)	1	6
Intrasegment	(5)	(6)	N/A	N/A	N/A	N/A
Total HR Solutions	931	906	3	(2)	1	4
Total Operating Segments	$2,822	$2,806	1%	(4)%	1%	4%

	Six Months Ended
(millions)	June 30, 2012	June 30, 2011	Percent Change	Less: Currency Impact (1)	Less: Acquisitions, Divestitures & Other	Organic Revenue (2)
Commissions, Fees and Other
Risk Solutions Segment:
Retail brokerage
Americas	$1,445	$1,416	2%	(2)%	—%	4%
International	1,560	1,570	(1)	(5)	—	4
Total Retail brokerage	3,005	2,986	1	(3)	—	4
Reinsurance brokerage	779	754	3	(2)	(1)	6
Total Risk Solutions	3,784	3,740	1	(3)	—	4
HR Solutions Segment:
Consulting services	746	738	1	(2)	1	2
Outsourcing	1,138	1,097	4	(1)	1	4
Intrasegment	(8)	(14)	N/A	N/A	N/A	N/A
Total HR Solutions	1,876	1,821	3	(2)	1	4
Total Operating Segments	$5,660	$5,561	2%	(3)%	1%	4%

(1)          Currency impact is determined by translating last year’s revenue at this year’s foreign exchange rates.

(2)          Organic revenue excludes the impact of foreign exchange, acquisitions, divestitures, transfers, reimbursable expenses and unusual items.

Aon plc

Reconciliation of Non-GAAP Measures - Operating Income and Diluted Earnings Per Share (Unaudited) (1)

	Three Months Ended June 30, 2012				Six Months Ended June 30, 2012
(millions)	Risk Solutions	HR Solutions	Unallocated Income & Expense	Total	Risk Solutions	HR Solutions	Unallocated Income & Expense	Total
Revenue	$1,899	$931	$(9)	$2,821	$3,804	$1,876	$(18)	$5,662

Operating income (loss) - as reported (2)	$384	$58	$(48)	$394	$750	$131	$(85)	$796
Restructuring charges	2	11	—	13	13	20	—	33
Intangible asset amortization	30	74	—	104	60	148	—	208
Headquarters relocation costs	—	—	14	14	—	—	17	17
Operating income (loss) - as adjusted	$416	$143	$(34)	$525	$823	$299	$(68)	$1,054

Operating margins - as adjusted	21.9%	15.4%	N/A	18.6%	21.6%	15.9%	N/A	18.6%

	Three Months Ended June 30, 2011				Six Months Ended June 30, 2011
(millions)	Risk Solutions	HR Solutions	Unallocated Income & Expense	Total	Risk Solutions	HR Solutions	Unallocated Income & Expense	Total
Revenue	$1,912	$906	$(7)	$2,811	$3,763	$1,821	$(14)	$5,570

Operating income (loss) - as reported (2)	$378	$95	$(33)	$440	$725	$178	$(65)	$838
Restructuring charges	(7)	21	—	14	14	30	—	44
Intangible asset amortization	33	58	—	91	64	118	—	182
Hewitt related costs	—	5	—	5	—	20	—	20
Operating income (loss) - as adjusted	$404	$179	$(33)	$550	$803	$346	$(65)	$1,084

Operating margins - as adjusted	21.1%	19.8%	N/A	19.6%	21.3%	19.0%	N/A	19.5%

	Three Months Ended		Six Months Ended
	June 30,		June 30,
(millions except per share data)	2012	2011	2012	2011
Operating income - as adjusted	$525	$550	$1,054	$1,084
Interest income	2	4	5	10
Interest expense	(57)	(63)	(116)	(126)

Other income (expense) - as reported	12	(29)	12	(14)
Loss on debt extinguishment	—	19	—	19
Other income (expense) (2)	12	(10)	12	5

Income from continuing operations before income taxes - as adjusted	482	481	955	973
Income taxes (3)	133	118	265	260
Income from continuing operations - as adjusted	349	363	690	713
Less: Net income attributable to noncontrolling interests	8	9	19	18
Income from continuing operations attributable to
Aon shareholders - as adjusted	$341	$354	$671	$695

Diluted earnings per share from continuing operations - as adjusted	$1.02	$1.03	$1.99	$2.02

Weighted average ordinary shares outstanding - diluted	335.6	342.7	336.1	344.0

(1)                                  Certain noteworthy items impacting operating income in 2012 and 2011 are described in this schedule. The items shown with the caption “as adjusted” are non-GAAP measures.

(2)                                  Beginning in 2012, amounts related to gains and losses on foreign currency transactions have been inlcuded in Other income (expense). These amounts in prior periods, which were historically included in Other general expenses, have been reclassified to conform with current presentation. The amounts reclassified during the three and six months ended June 30, 2011 were $4 million and $5 million of expense, respectively, in the Risk Solutions segment, $1 million of benefit in the HR Solutions segment, and $3 million and $4 million of expense, respectively, in Unallocated Income & Expense.

(3)                                  The effective tax rate for continuing operations is 27.5% and 24.7% for the three months ended June 30, 2012 and 2011, respectively, and 27.8% and 26.8% for the six months ended June 30, 2012 and 2011, respectively. Adjusting items are generally taxed at the effective tax rate.

Aon plc

Restructuring Plans (Unaudited) (1)

Aon Hewitt Restructuring Plan

By Type:

	Actual
(millions)	Full Year 2010	Full Year 2011	Second Quarter 2012	Six Months 2012	Total to Date	Estimated Total
Workforce reduction	$49	$64	$12	$19	$132	$180
Lease consolidation	3	32	1	5	40	95
Asset impairments	—	7	—	1	8	47
Other costs associated with restructuring	—	2	—	—	2	3
Total restructuring and related expenses	$52	$105	$13	$25	$182	$325

By Segment: (2)

HR Solutions	52	49	11	20	121	255
Risk Solutions	—	56	2	5	61	70
Total restructuring and related expenses	$52	$105	$13	$25	$182	$325

Aon Benfield Restructuring Plan

By Type:

		Operations
(millions)	Purchase Price Allocation (3)	Full Year 2009	Full Year 2010	Full Year 2011	Second Quarter 2012	Six Months 2012	Total Operations to Date	Completed Plan Total
Workforce reduction	$32	$38	$15	$33	$—	$8	$126	$126
Lease consolidation (4)	20	14	7	(15)	—	—	26	26
Asset impairments	—	2	2	—	—	—	4	4
Other costs associated with restructuring	1	1	2	1	—	—	5	5
Total restructuring and related expenses	$53	$55	$26	$19	$—	$8	$161	$161

(1)                                  In the Consolidated Statements of Income, workforce reductions are included in “Compensation and benefits”;  lease consolidations, asset impairments, and other costs associated with restructuring are included in “Other general expenses”.

(2)                                  Costs included in the Risk Solutions segment are associated with the transfer of the Health and Benefits Consulting business from HR Solutions to Risk Solutions effective January 1, 2012. Costs incurred in 2011 in the HR Solutions segment of $41 million related to the Health and Benefits Consulting business have been reclassified and presented in the Risk Solutions segment.

(3)                                  Represents costs associated with the execution of restructuring activity identified at the acquisition date (November 30, 2008).

(4)                                  Includes impact of reoccupying previously vacated leased properties. Total restructuring reversal was $19 million related to the Aon Benfield restructuring Plan during 2011.

Aon plc

Condensed Consolidated Statements of Financial Position (Unaudited)

	As of
(millions)	June 30, 2012	December 31, 2011
	(Unaudited)
ASSETS
Current Assets
Cash and cash equivalents	$286	$272
Short-term investments	516	785
Receivables, net	3,075	3,183
Fiduciary assets (1)	12,736	10,838
Other current assets	443	427
Total Current Assets	17,056	15,505
Goodwill	8,713	8,770
Intangible assets, net	3,106	3,276
Fixed assets, net	797	783
Investments	200	239
Other non-current assets	935	979
Total Assets	$30,807	$29,552

LIABILITIES AND EQUITY
Current Liabilities
Fiduciary liabilities	$12,736	$10,838
Short-term debt and current portion of long-term debt	392	337
Accounts payable and accrued liabilities	1,339	1,832
Other current liabilities	733	753
Total Current Liabilities	15,200	13,760
Long-term debt	4,098	4,155
Pension and other post employment liabilities	1,967	2,192
Other non-current liabilities	1,332	1,325
Total Liabilities	22,597	21,432

EQUITY
SHAREHOLDER’S EQUITY (2)
Ordinary shares (2012 - $0.01 nominal value, 2011 - $1.00 par value)	3	386
Additional paid-in capital	4,279	4,021
Retained earnings	6,302	8,594
Accumulated other comprehensive loss	(2,432)	(2,370)
Treasury shares at cost	-	(2,553)
Total Aon Shareholders’ Equity	8,152	8,078
Noncontrolling interests	58	42
Total Equity	8,210	8,120
Total Liabilities and Equity	$30,807	$29,552

(1)         Includes short-term investments:  2012 - $4,676, 2011 - $4,190.

(2)         Effective April 2, 2012, as part of the Redomestication, Aon Corporation common stock, $1.00 par value, was exchanged for Class A ordinary shares of Aon plc, $0.01 nominal value, resulting in a decrease in Ordinary shares, formerly Common stock, of $323 million, and a corresponding increase in Additional paid-in capital of $323 million. Additionally, all treasury shares outstanding at the time of the Redomestication were retired, resulting in a decrease to Treasury shares at cost of $2.5 billion, and corresponding reductions to Ordinary shares and Retained earnings of $60 million and $2.4 billion, respectively.

Aon plc

Condensed Consolidated Statements of Cash Flows (Unaudited)

	Three Months Ended		Six Months Ended
(millions)	June 30, 2012	June 30, 2011	June 30, 2012	June 30, 2011
CASH FLOWS FROM OPERATING ACTIVITIES
Net income	$254	$267	$503	$522
Adjustments to reconcile net income to cash provided by operating activities:
Gain from sales of businesses, net	—	(4)	—	(4)
Depreciation of fixed assets	57	58	112	111
Amortization of intangible assets	104	91	208	182
Stock compensation expense	50	47	105	121
Deferred income taxes	7	6	23	17
Change in assets and liabilities:
Fiduciary receivables	(857)	(861)	(1,501)	(680)
Short term investments - funds held on behalf of clients	(457)	(315)	(519)	(742)
Fiduciary liabilities	1,314	1,176	2,020	1,422
Receivables, net	20	(126)	81	(18)
Accounts payable and accrued liabilities	(49)	24	(500)	(303)
Restructuring reserves	(22)	(26)	(38)	(54)
Current income taxes	7	64	48	122
Pension and other post employment liabilities	(90)	(65)	(200)	(146)
Other assets and liabilities	(54)	(72)	(73)	(131)
CASH PROVIDED BY OPERATIONS	284	264	269	419

CASH FLOWS FROM INVESTING ACTIVITIES
Sales of long-term investments	15	79	51	96
Purchases of long-term investments	(4)	(14)	(7)	(20)
Net (purchases) sales of short-term investments - non-fiduciary	(24)	72	259	290
Acquisition of businesses, net of cash acquired	(59)	(92)	(82)	(95)
Proceeds from sale of business	1	8	1	8
Capital expenditures	(58)	(43)	(129)	(99)
CASH (USED FOR) PROVIDED BY INVESTING ACTIVITIES	(129)	10	93	180

CASH FLOWS FROM FINANCING ACTIVITIES
Share repurchase	(250)	(303)	(350)	(653)
Issuance of stock for employee benefit plans	15	77	64	162
Issuance of debt	257	1,040	332	1,469
Repayment of debt	(165)	(1,425)	(305)	(1,504)
Cash dividends to stockholders	(53)	(49)	(102)	(100)
Purchase of shares from non controlling interests	1	—	1	—
Dividends paid to non controlling interests	(5)	(6)	(6)	(6)
CASH USED FOR FINANCING ACTIVITIES	(200)	(666)	(366)	(632)

Effect of Exchange Rate Changes on Cash and Cash Equivalents	8	10	18	(13)
Net (Decrease) Increase in Cash and Cash Equivalents	(37)	(382)	14	(46)
Cash and Cash Equivalents at Beginning of Period	323	682	272	346
Cash and Cash Equivalents at End of Period	$286	$300	$286	$300